Exhibit 99.5

CONSENT OF AIMIN FAN

In connection with the filing by Great Future Technology Inc. (the “Company”) of the Registration Statement on Form F-4 with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named in the Registration Statement and any and all amendments and supplements thereto as a member of the board of directors of the Company following the consummation of the business combination. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: June 10, 2025

/s/ Aimin Fan
Aimin Fan

Aimin Fan